FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record Revenues for 2012 First Quarter

FAIRPORT HARBOR, Ohio – May 2, 2012—OurPet's Company (OTC BB: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported record quarter revenue of $5,196,345 for the three months ended March 31, 2012. Net Income for the same period was $81,864. Dr. Steven Tsengas, Chairman and CEO, commented, “We are pleased with the sustained revenue increase, in spite of weak economic conditions, and the resumption of profitable operations. First quarter 2012 results were affected in part by transition costs of relocating the Cosmic Pet Operations from Hagerstown, Maryland to Mentor, Ohio and also our new President/COO to Fairport Harbor, Ohio. The Cosmic move should be completed by the end of July 2012. Along with the cost reductions and efficiencies related to the relocation of Cosmic Pet operations to Ohio, it is expected that profitability will continue improving as the year progresses through other actions taken, including reduction of overhead and general administrative personnel, the successful implementation of the ERP system and resultant administrative efficiencies, product cost reductions and selective price increases. During the first quarter 2012, we were successful in reducing inventories by $309,581 and debt by $504,931.”

2012 First Quarter Results

Net revenue increased 8.3% to a record $5,196,345 for the 2012 first quarter compared to $4,795,183 from the same period a year ago. The increase of approximately $401,000 first quarter revenue over the same period in 2011 came primarily from increased sales of our SmartScoop® automatic cat litter box, cat toy and catnip products marketed under the Go! Cat Go!®, Play-N-Squeak® and Cosmic Catnip™ brands and exports. During the first quarter 2011 revenue was positively impacted by a $750,000 one-time promotional order while the first quarter 2012 revenue resulted primarily from base business growth.

Gross profit was $1,315,012 for the 2012 first quarter versus $1,345,421 for the same period in 2011. Gross profit margin declined to 25.3% for the 2012 first quarter from 28.0% for the same period a year ago, mainly due to continued efforts to reduce inventory, premium air freight charges from overseas to take advantage of a large customer opportunity and one-time costs incurred to begin transitioning the Cosmic Pet operation from Hagerstown, Maryland to Mentor, Ohio.

Income from operations was $156,818 for the 2012 first quarter compared to income from operations of $414,121 for the same period last year.

Income before taxes was $111,682 versus income before taxes of $363,692 for the same period in 2011. The Company recognized income tax expense of $29,818 for the 2012 first quarter compared to $127,438 expense for the same period a year ago.

Net income was $81,864 for the 2012 first quarter compared to $236,254 for the same quarter last year. Net income per share was $0.00 for the first quarter of 2012 compared to $0.01 for the 2011 first quarter.

About OurPet's Company
OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company's Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, www.flappydogtoys.com, www.clipnosis.com, www.hideperchandgo.com and www.cosmiccatnip.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	OurPet’s Company
Dr. Steven Tsengas, CEO	Scott R. Mendes, CFO
(440) 354-6500 (Ext. 111)	(440) 354-6500 (Ext. 109)

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended
	March 31,
	2012	2011

Net revenue	$5,196,345	$4,795,183
Cost of goods sold	3,881,333	3,449,762
Gross profit on sales	1,315,012	1,345,421

Selling, general and administrative expenses	1,158,194	931,300

Income from operations	156,818	414,121

Other (income) and expense, net	-	4,346
Interest expense	45,136	46,083
Income before taxes	111,682	363,692

Income tax expense	29,818	127,438
Net Income	$81,864	$236,254

Basic and Diluted Net Income (Loss) Per Common Share After Dividend Requirements For Preferred Stock	$0.00	$0.01

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	16,386,022	19,758,034

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
ASSETS
Cash and equivalents	$140,577	$364,978
Receivables, net	2,217,558	2,370,022
Inventories, net	5,801,737	6,111,318
Prepaid expenses	221,562	230,525
Deferred Tax Asset, net	116,459	155,279
Total current assets	8,497,893	9,232,122

LONG TERM ASSETS
Property and equipment, net	2,227,631	2,264,864
Patents, net	286,485	279,623
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	53,441	28,228
Total long term assets	3,096,068	3,101,226

Total assets	$11,593,961	$12,333,348

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	662,543	737,923
Accounts payable	2,120,059	2,496,891
Accrued expenses	345,416	284,903
Total current liabilities	3,228,018	3,619,717

LONG TERM LIABILITIES
Long-term debt - less current portion above	225,211	277,762
Revolving line of credit	2,708,964	3,085,964
Deferred income taxes	190,576	199,577
Total long term liabilities	3,124,751	3,563,303

Total liabilities	6,352,769	7,183,020

Stockholders' Equity	5,241,192	5,150,328

Total liabilities and stockholders' equity	$11,593,961	$12,333,348